CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the AdvisorOne Trust and to the use of our report dated June 24, 2009 on the financial statements and financial highlights of Amerigo Fund, Clermont Fund, Descartes Fund, Liahona Fund and Select Appreciation Fund (formerly “Berolina Fund”), each a series of shares of beneficial interest of AdvisorOne Trust. Such financial statements and financial highlights appear in the 2009 Annual Report to Shareholders, which are incorporated by reference in the Registration Statement and Prospectus.

/s/ Tait, Weller & Baker LLP

Philadelphia, Pennsylvania

September 1, 2009